                                                                    Exhibit 10.1

                                 REVOLVING NOTE


$50,000,000.00                                    Date: as of September 21, 2004
Chicago, Illinois                                        Due Date:  May 21, 2005


         1. Agreement to Pay. On or before May 21, 2005 (the "Maturity Date"), WMS INDUSTRIES INC., a Delaware corporation ("Borrower"), for value received, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (collectively, together with any holder hereof, "Bank"), at the main office of Bank located at 135 South La Salle Street, Chicago, Illinois 60603, the principal sum of FIFTY MILLION DOLLARS ($50,000,000) or, if less, the aggregate unpaid principal amount of all Loans (hereinafter defined) by Bank to Borrower and evidenced hereby.

         2. Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the following meanings:

         "Adjusted LIBOR" shall mean a per annum rate equal to LIBOR plus the Applicable Margin.

         "Applicable Margin" shall mean the rate per annum added to LIBOR as determined by the ratio of Senior Debt to EBITDA of Borrower for the prior four fiscal quarters ending on the most recent fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

                     Ratio of Senior Debt to EBITDA              Applicable Margin
                     ------------------------------              -----------------
            greater than or equal to 1.50 to 1.00                       1.75%
            greater than 1.00 to 1.00, but less than 1.50 to 1.00       1.50%
            less than or equal to 1.00 to 1.00                          1.25%

         "Assumed Exposure" shall mean an amount equal to eight percent (8.00%) multiplied by the aggregate face amount of all FX Transactions, such percentage subject to change by Bank in its sole discretion upon three days prior notice to Borrower.

         "Bank" shall have the meaning set forth in the first section hereof.

         "Borrower" shall have the meaning set forth in the first section hereof.

         "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

         "Debt" shall mean, at any time, (a) all capital lease obligations (as defined in accordance with GAAP) of Borrower, (b) all other debt, secured or unsecured, created, issued, incurred or assumed by Borrower for money borrowed or for the deferred purchase price of any fixed or capital asset, (c) indebtedness secured by any lien existing on property owned by Borrower whether or not the indebtedness secured thereby has been assumed, and (d) all obligations of Borrower with respect to letters of credit, banker acceptances and other extensions of credit whether or not representing obligations for borrowed money.

         "Default" shall have the meaning set forth in Section 15 hereof.

         "Default Rate" shall mean a floating per annum rate of interest equal to the Prime Rate plus two percent (2.00%).

         "Depreciation" shall mean the total amounts added to depreciation and amortization, as reflected on Borrower's financial statements and determined in accordance with GAAP.

         "EBITDA" shall mean, for any period, (a) the sum for such period of:
         (i) Net Income, plus (ii) Interest Charges, plus (iii) provisions for federal, state and foreign income tax (including the Illinois replacement tax, but excluding federal, state and foreign income tax benefits), plus (iv) Depreciation, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (b) income or loss attributable to equity in any non-consolidated affiliate or subsidiary, in each case to the extent included in determining Net Income for such period.

         "FX Obligations" shall mean, at any time, an amount equal to the aggregate face amounts of all FX Transactions times the Assumed Exposure minus the sum of (i) the amount of any reductions in the original face amount of FX Transactions, (ii) the amount of any payments made by Bank pursuant to FX Transactions for which Borrower has reimbursed Bank, and (iii) the amount of any payments made by Bank pursuant to FX Transactions which have been converted to one or more Prime Loans.

         "FX Transactions" shall mean all foreign exchange transactions between Borrower and Bank including, without limitation, options, forward contracts and spot contracts.

         "FX/LC Sublimit" shall mean Two Million and 00/100 Dollars ($2,000,000.00).

         "GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied.

         "Interest Charges" shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in


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

         accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under capital leases that should be treated as interest in accordance with GAAP.

         "Interest Period" shall mean, with regard to any LIBOR Loan, successive one, two, three or six month periods as selected from time to time by Borrower by notice given to Bank not less than two Business Days prior to the first day of each respective Interest Period; provided that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; (iv) the final Interest Period shall be such that its expiration occurs on or before the Maturity Date, and (v) if for any reason Borrower shall fail to select timely a period, then it shall be deemed to have selected a one-month period; provided, however, that if any Interest Period expires less than one month before the Maturity Date, then, for the period commencing on the expiration date of such Interest Period and ending on the Maturity Date, such LIBOR Loan shall automatically convert to a Prime Loan.

         "Interest Rate Change Date" shall mean the date two (2) Business Days after the delivery to Bank of the quarterly or year-end financial statements of Borrower, which initial Change Date shall occur after the delivery to Bank of the financial statements of Borrower for the fiscal quarter ending September 30, 2004.

         "Letter(s) of Credit" shall mean, individually and collectively, such letters of credit issued by Bank, in its sole discretion, upon the execution and delivery by Borrower and the acceptance by Bank of a Master Letter of Credit Agreement in Bank's standard form and an application for Letter of Credit, as more particularly set forth herein.

         "Letter of Credit Obligations" shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by Bank with respect to any draws made under a Letter of Credit for which Borrower has reimbursed Bank, (iii) the amount of any payments made by Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth herein, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, Bank's acceptance of a draft drawn on Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

         "LIBOR" shall mean the rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to Bank in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period, or as LIBOR is otherwise determined by Bank in its sole and absolute discretion, such rate to remain fixed for such Interest Period. Bank's determination of LIBOR as provided herein shall be conclusive, absent manifest error.

         "LIBOR Loan(s)" shall mean, individually and collectively, each portion of the outstanding principal amount hereof that bears interest at Adjusted LIBOR.

         "Loan(s)" shall mean, individually and collectively, the Prime Loans, the LIBOR Loans, the Letter of Credit Obligations and the FX Obligations. Under no circumstances shall the aggregate outstanding amount of Loans exceed Fifty Million and 00/100 Dollars
         ($50,000,000.00).

         "Maturity Date" has the meaning set forth in the first section hereof.

         "MDDR" shall mean the aggregate amount of the maximum daily delivery risk of all FX Transactions.

         "MDDR Sublimit" shall mean One Million and 00/100 Dollars ($1,000,000.00).

         "Net Income" shall mean, with respect to Borrower for any period, the net income (or loss) of Borrower for such period as determined in accordance with GAAP, excluding (i) any extraordinary gains, (ii) any gains from discontinued operations, and (iii) any gains from the sale, lease, assignment or other transfer for value by Borrower to any entity (other than any subsidiary of Borrower) of any asset or right of Borrower (including, the loss, destruction or damage of any thereof or any actual or threatened condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, or
         (b) the sale or lease of assets in the ordinary course of business.

         "Obligations" shall mean any amount payable on this Note or on any other liability or obligation of Borrower to Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether direct or indirect, or absolute or contingent, and whether several, joint or joint and several.

         "Prime Loan(s)" shall mean, individually and collectively, each portion of the outstanding principal amount hereof that bears interest at the Prime Rate.

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

         "Prime Rate" shall mean the rate which, at any time and from time to time, shall be the rate of interest then most recently announced by Bank as its prime rate which is not intended to be Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the rate is changed by Bank. Bank shall not be obligated to give notice of any change in the Prime Rate.

         "Senior Debt" shall mean the difference between Debt minus Subordinated Debt.

         "Subordinated Debt" shall mean that portion of Borrower's Debt which is subordinated to the Obligations in a manner satisfactory to Bank.

         "Tangible Assets" shall mean the total of all assets appearing on a balance sheet of Borrower prepared in accordance with GAAP (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation) minus the sum of (i) goodwill, patents, trademarks, royalties, licenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, affiliates, officers or employees of Borrower.

         "Tangible Net Worth" shall mean at any time the total of Tangible Assets minus all liabilities of Borrower that would be shown as such on a balance sheet of Borrower prepared in accordance with GAAP, plus Subordinated Debt.

         3. Interest Rates. Subject to the terms and provisions of this Note, the principal amount of each advance outstanding hereunder shall bear interest, at Borrower's option from time to time of (i) the Prime Rate, or (ii) Adjusted LIBOR. From and after the date of any Default and the expiration of any applicable cure period, interest on funds outstanding hereunder shall accrue at the Default Rate. All interest and fees, if any, payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. Bank is authorized to rely on the oral or written loan requests, including telecopy or telegraphic loan requests, which Bank believes in its good faith judgment to emanate from a properly authorized representative of Borrower, whether or not that is in fact the case.

         4. Prime Loans. A request by Borrower for a Prime Loan must be received no later than 11:00 a.m. Chicago, Illinois time, on the day such Prime Loan (a) is to be advanced by Bank or (b) shall begin to bear interest at the Prime Rate. Interest on the unpaid principal balance of Prime Loans shall be payable, in arrears, beginning on June 1, 2004 and continuing on the first day of each month thereafter, and on the Maturity Date. Prime Loans may be prepaid in whole or in part, together with all accrued interest thereon to the date of such prepayment, at any time without premium or penalty.

         5. LIBOR Loans. Each LIBOR Loan must be in the minimum amount of $500,000.00 or an integral multiple thereof. A request by Borrower for a LIBOR Loan must be


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

received by Bank no later than 11:00 a.m. Chicago, Illinois time, two Business Days before the Business Day on which such LIBOR Loan is to be funded. Interest on the unpaid principal balance of each LIBOR Loan shall accrue through, but not including, the last day of each Interest Period and shall be payable on (i) the last Business Day of the relevant Interest Period for each such LIBOR Loan (and, in the case of a LIBOR Loan having an Interest Period of six-months, on the last day of the third month of such Interest Period), (ii) the date of any principal repayment of the amount paid, (iii) at maturity of the Note, and (iv) after maturity (whether by acceleration or otherwise) on demand from Bank.

         6.       Provisions Relating to LIBOR Loans.

         (a) Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which
(i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan. The amount of any such loss or expense payable by Borrower to Bank under this section shall be determined in Bank's sole discretion based upon the assumption that Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which Bank deems appropriate and practical, provided, however, that Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

         (b) If Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, Bank shall promptly notify Borrower thereof and, so long as the foregoing conditions continue, advances under the Note may not be advanced as a LIBOR Loan thereafter. In addition, at Borrower's option, each existing LIBOR Loan shall be immediately (y) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (z) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

         (c) If after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Bank or its lending office (a "Regulatory Change") shall, in the reasonable determination of Bank, make it unlawful for Bank to make or maintain the LIBOR Loans, then Bank shall promptly notify Borrower and advances under the Note may not be advanced as a LIBOR Loan thereafter. In addition, at Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

         (d) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Bank; (B) subject Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Bank of principal or interest due from Borrower to Bank hereunder (other than a change in the taxation of the overall net income of Bank); or (C) impose on Bank any other condition regarding such LIBOR Loan or Bank's funding thereof, and Bank shall reasonably determine (which reasonable determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by Bank hereunder, then Borrower shall (i) pay to Bank, on demand, such additional amounts as Bank shall, from time to time, determine are sufficient to compensate and indemnify Bank for such increased cost or reduced amount, or (ii) convert each LIBOR Loan to a Prime Loan, provided that Borrower shall remain liable for such additional amounts incurred by Bank prior to conversion to a Prime Loan and such conversion shall be treated as a prepayment of a LIBOR Loan if it occurs prior to expiration of the applicable Interest Period.

         7.       Letters of Credit.

         (a) Upon the execution and delivery by Borrower and the acceptance by Bank, in its sole and absolute discretion, of Bank's standard Master Letter of Credit Agreement and application(s) therefor, Bank agrees to issue for the account of Borrower, such Letters of Credit in the standard form of Bank and otherwise in form and substance acceptable to Bank, from time to time during the term of this Note, provided that the Letter of Credit Obligations plus the FX Obligations may not at any time exceed the FX/LC Sublimit and provided, further, that no Letter of Credit shall have an expiration date later than May 21, 2006. The amount of any payments made by Bank with respect to draws made by a beneficiary under a Letter of Credit for which Borrower has failed to reimburse Bank upon the earlier of (i) Bank's demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by Bank, shall be deemed to have been converted to a Prime Loan as of the date such payment was made by Bank to such beneficiary. Upon the occurrence of a default and at the option of Bank, all Letter of Credit Obligations shall be converted to Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

         (b) Borrower shall pay to Bank an annual fee equal to three-quarters of one percent (0.75%) of the face amount of each standby Letter of Credit, payable by Borrower upon the issuance of each Letter of Credit and annually thereafter, until (i) such Letter of Credit has expired or has been returned to Bank, or
(ii) Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit. All Letters of Credit shall bear Bank's usual and customary fees contained in Bank's standard letter of credit fee schedule.

         (c) In the event that any Letter of Credit Obligations are outstanding upon the termination and/or expiration of this Note, as amended or replaced from time to time, Borrower shall, upon demand, deposit with Bank in a cash collateral account an amount equal to the aggregate amount of such Letter of Credit Obligations. Bank may apply any interest accruing on such cash collateral account until the Letter of Credit Obligations and any and all obligations hereunder shall have been fulfilled without the consent of Borrower.

         8.  Foreign Exchange Transactions.

         (a) Upon the execution and delivery by Borrower and the acceptance by Bank, in its sole and absolute discretion, of Bank's standard documentation therefor ("FX Documents"), Bank agrees to engage in FX Transactions for the account of Borrower, from time to time during the term of this Note, provided that (i) the FX Obligations plus the Letter of Credit Obligations may not at any time exceed the FX/LC Sublimit, (ii) the MDDR may not exceed the MDDR Sublimit, and (iii) no FX Transaction shall have an expiration date later than the Maturity Date. The amount of any payments made by Bank with respect to FX Transactions for which Borrower has failed to reimburse Bank in accordance with the FX Documents shall be deemed to have been converted to a Prime Loan as of the date such payment was made by Bank. Upon the occurrence of a default and at the option of Bank, the FX Obligations shall be converted to Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

         (b) Borrower shall pay to Bank Bank's usual and customary fees in connection with FX Transactions.

         9. Collection of Funds. Principal payments submitted in funds not available until collected shall continue to bear interest until collected. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Illinois, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate specified during such extension.

         10. Evidence of the Obligations. This Note is executed pursuant to a revolving line of credit under which Borrower is indebted to Bank and evidences the aggregate unpaid principal amount of all advances made or to be made by Bank to Borrower under the Note. All advances, credit accommodations and repayments hereunder shall be evidenced by entries on the books and records of Bank which shall be presumptive evidence of the principal amount and interest owing and unpaid on this Note, or any renewal or extension hereof. The failure to so record any such amount or any error so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrower hereunder or under any other documents or instrument to repay the principal amount of the Obligations together with all interest and fees accruing thereon.

         11. Authorized Persons. Loans under this Note may be made by Bank upon oral or written request of any person which Bank in its good faith judgment believes to be a properly authorized representative of Borrower, whether or not that is in fact the case. Any such Loans shall be conclusively presumed to have been made by Bank to or for the benefit of Borrower. Borrower does hereby irrevocably confirm, ratify and approve all such advances by Bank and does hereby indemnify Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold Bank harmless with respect thereto.

         12. Loan Fee. In addition to the other fees described herein, Borrower agrees to pay to Bank a loan fee in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) due and payable upon the execution of this Note by Borrower and its acceptance by Bank.

         13. Representations and Warranties. To induce Bank to make the loans evidenced by this Note, Borrower hereby makes the following representations and warranties to Bank.

                  (a) Organization. Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing.

                  (b) Authorization; Validity. Borrower has full right, power and authority to enter into this Note, to make the borrowings and execute and deliver any other document or agreement to be entered into by Borrower in connection with this Note (collectively, the "Loan Documents") and to perform all of its duties and obligations under this Note and the other Loan Documents. The execution and delivery of this Note and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law, the articles of incorporation or bylaws of Borrower. All necessary and appropriate action has been taken on the part of Borrower to authorize the execution and delivery of this Note. This Note is a valid and binding agreement and contract of Borrower in accordance with its terms. No basis presently exists for any claim against Bank under this Note, the other Loan Documents, and the enforcement of this Note and the other Loan Documents is subject to no defenses of any kind.

                  (c) Absence of Breach. The execution, delivery and performance of this Note, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower in connection with this Note shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower is a party or by which Borrower or any of its property or assets may be bound.

                  (d) Adverse Conditions. To the best of Borrower's knowledge, no condition, circumstance, document, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could materially adversely affect the ability of any of Borrowers to perform the obligations under the Loan Documents, which would constitute a Default hereunder or which would constitute a Default with the giving of notice or lapse of time or both.

                  (e) Compliance with Laws. The nature and transaction of the business and operations of Borrower, and the use of its property and assets, including, but not limited to, the present use and occupancy of all real property owned by Borrower, will not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind including without limitation zoning, building, environmental, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not.

                  (f) Business Purpose. The proceeds of this Note will be used for the purposes specified in 815 ILCS 205/4(1)(c), as amended from time to time; and that the principal obligation evidenced hereby and secured by the other Loan Documents constitutes a business loan within the purview and operation of said section.

                  (g) Use of Proceeds. Neither Borrower nor any affiliate of Borrower, shall use any portion of the proceeds of the Note, either directly or indirectly, for the purpose of (i) purchasing any securities underwritten or privately placed by ABN AMRO Incorporated, an affiliate of Bank, or (ii) purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

         14. Covenants. Until all of the Obligations of Borrower to Bank hereunder shall have been paid in full, Borrower shall:

                  (a) at all times maintain Tangible Net Worth in the minimum amount of Two Hundred Nineteen Million and 00/100 Dollars ($219,000,000.00);

                  (b) as of the end of each of its fiscal quarters, maintain for the immediately preceding four fiscal quarters ending on each such date of determination:

                      (i) a ratio of Senior Debt to its EBITDA which shall not exceed 2.00 to 1.00;

                      (ii) a ratio of (i) EBITDA to (ii) Interest Charges of at
                           least 1.50 to 1.00; and


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

                           (iii) a ratio of (A) the sum of (1) Borrower's cash
                  plus (2) Borrower's short term investments, plus (3) Borrower's accounts receivable (excluding past due accounts and such other reserves and allowances required by GAAP and as Bank deems proper and necessary), to (B) the sum of (1) Borrower's current liabilities maturing in less than one year from the date of determination, plus (2) Borrower's expenditures during such period on property, plant, equipment or other fixed or capital assets, plus (3) additions to participation gaming machines (as described in Borrower's quarterly and annual reports to the Securities and Exchange Commission), during such period, of at least 1.25 to 1.00;

                  (c) not acquire all or substantially all of the assets or business of any other person or division thereof, or all or substantially all of the voting stock of a person unless (i) the business of the person or division whose stock or assets is acquired is substantially the same as or substantially associated with the business of Borrower as of the date hereof; (ii) the board of directors or other governing body of the person or division whose stock or assets is acquired has approved the terms of such acquisition, and (iii) no default hereunder or under any of the Obligations shall exist after giving effect to such acquisition, and Borrower can demonstrate that, on a pro forma basis after giving effect to such acquisition, no default shall exist hereunder or under any of the Obligations;

                  (d) not, directly or indirectly, create, assume, incur or suffer or permit to exist any lien or charge of any kind or character upon any asset of Borrower, whether owned at the date hereof or hereafter acquired except:

                           (i) liens for taxes, assessments or other
                  governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

                           (ii) liens or charges incidental to the conduct of
                  its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                           (iii) liens arising out of judgments or awards
                  against Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

                           (iv) pledges or deposits to secure obligations under
                  worker's compensation laws or similar legislation;

                           (v) deposits to secure public or statutory
                  obligations of Borrower;


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

                           (vi) Liens existing on the date hereof and disclosed
                  on Borrower's latest financial statements;

                           (vii) Liens from time to time granted to Bank; and

                           (viii) non-consensual liens arising in the ordinary
                  course of business which do not have a material adverse effect on Borrower or its business operations;

                  (e) not enter into any agreement that prohibits or would have the effect of prohibiting the pledge to Bank of all or any of its assets to secure the Obligations;

                  (f) not, either directly or indirectly, create, assume, incur or have outstanding any Debt, or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other person, except:

                           (i) the Obligations;

                           (ii) Debt evidenced by those certain convertible
                  subordinated notes issued by Borrower on June 25, 2003 in the aggregate amount of One Hundred Million and 00/100 Dollars ($100,000,000.00) and on July 3, 2003 in the amount of Fifteen Million and 00/100 Dollars ($15,000,000.00);

                           (iii) concurrently with the acquisition by Borrower
                  of the Borrower Stock, Subordinated Debt in the maximum principal amount of Fifty Million and 00/100 Dollars ($50,000,000), the proceeds of which shall be used solely by Borrower for the purchase of the Borrower Stock;

                           (iv) endorsement for collection or deposit of any
                  commercial paper secured in the ordinary course of business;

                           (v) obligations of Borrower for taxes, assessments,
                  municipal or other governmental charges;

                           (vi) obligations of Borrower for accounts payable,
                  other than for money borrowed, incurred in the ordinary course of business; and/or

                           (vii) guaranties of the obligations of Borrower's
                  subsidiaries under operating leases and/or licensing arrangements in the ordinary course of business.

                  (g) no later than forty five (45) days after the end of its first, second and third fiscal quarters and no later than ninety (90) days after the end of its fiscal year, deliver to Bank a report in certified by the President or Chief Financial Officer of Borrower evidencing, in reasonable detail satisfactory to Bank, compliance with the covenants set forth in clauses (a) and (b) of this section.


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

         15. Default. Borrower, without notice or demand of any kind except where indicated below, shall be in default (a "Default") hereunder if:

                  (a) any of the Obligations is not paid when due;

                  (b) Borrower shall otherwise fail to perform any of the promises to be performed by Borrower hereunder or under any other agreement with Bank, provided that, if such failure is capable of cure and Borrower commences a cure within thirty days of Borrower's actual knowledge of such failure, such failure shall not constitute a default hereunder;

                  (c) Borrower shall make any assignment for the benefit of creditors, or there shall be commenced against Borrower any bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings which, third party initiated proceedings are not dismissed within sixty (60) days after filing;

                  (d) the entry of any judgment, levy, attachment, garnishment or other process, or the filing of any lien against Borrower, the payment or discharge of which would have a material adverse effect on Borrower;

                  (e) any warranty, representation, certificate or statement of Borrower to Bank is untrue in any material way; or

                  (f) failure of Borrower after written request by Bank to furnish financial information or to permit inspection by Bank of Borrower's books and records within ten (10) Business Days of request.

         Whenever Borrower shall be in default as aforesaid and any applicable cure period has expired, without demand or notice of any kind, the entire unpaid amount of all Obligations shall become immediately due and payable, and Bank may exercise, from time to time, any and all rights and remedies available to it under the Uniform Commercial Code of Illinois in effect in the State of Illinois from time to time, or otherwise available to it, including those available under any written instrument (in addition to this Note) relating to any of the Obligations or any security therefor, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees, and in such order of application as Bank may, from time to time, elect, any balances, credits, deposits, accounts or moneys of Borrower in possession, control or custody of, or in transit to Bank.

         16. Miscellaneous.

         (a) BORROWER WAIVES THE BENEFIT OF ANY LAW THAT WOULD OTHERWISE RESTRICT OR LIMIT BANK IN THE EXERCISE OF ITS RIGHT, WHICH IS HEREBY ACKNOWLEDGED, TO APPROPRIATE WITHOUT NOTICE AND

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

REGARDLESS OF THE COLLATERAL, AT ANY TIME AFTER DEFAULT AND EXPIRATION OF ANY APPLICABLE CURE PERIOD, ANY INDEBTEDNESS MATURED OR UNMATURED, OWING FROM BANK TO BORROWER. BANK MAY, FROM TIME TO TIME, WITHOUT DEMAND OR NOTICE OF ANY KIND, APPROPRIATE AND APPLY TOWARD THE PAYMENT OF SUCH OF THE OBLIGATIONS, AND IN SUCH ORDER OF APPLICATION, AS BANK MAY, FROM TIME TO TIME, ELECT ANY AND ALL SUCH BALANCES, CREDITS, DEPOSITS, ACCOUNTS, MONEYS, CASH EQUIVALENTS AND OTHER ASSETS, OF OR IN THE NAME OF BORROWER THEN OR THEREAFTER WITH BANK.

         (b) BANK AND BORROWER, AND EACH ONE OF THEM, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT EITHER OR ANY MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER OBLIGATIONS OR ANY AGREEMENT, EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT OR COURSE OF DEALING, IN WHICH BANK AND BORROWER, OR ANY ONE OF THEM, ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

         (c) Except as otherwise set forth herein, Borrower waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights hereunder. No default shall be waived by Bank except in writing. No delay on the part of Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude other or further exercise thereof, or the exercise of any other right or remedy. This
Note: (i) is valid, binding and enforceable in accordance with its provisions, and no conditions exist to the legal effectiveness of this Note; (ii) contains the entire agreement between Borrower and Bank; (iii) is the final expression of their intentions; and (iv) supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof. No prior or contemporaneous representations, warranties, understandings, offers or agreements of any kind or nature, whether oral or written, have been made by Bank or relied upon by Borrower in connection with the execution hereof. No modification, discharge, termination or waiver of any of the provisions hereof shall be binding upon Bank, except as expressly set forth in a writing duly signed and delivered on behalf of Bank.

         (d) The non-prevailing party agrees to pay all costs, legal expenses, attorneys' fees and paralegals' fees of every kind, paid or incurred by the prevailing party in enforcing its rights hereunder, including, but not limited to, litigation or proceedings initiated under the United States Bankruptcy Code, or in respect to any other of the Obligations or in defending against any defense, cause of action, counterclaim, setoff or crossclaim based on any act of commission or omission by Bank with respect to this Note or any other of the Obligations promptly on demand of Bank or other person paying or incurring the same.

         (e) TO INDUCE BANK TO MAKE THE LOAN EVIDENCED BY THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS NOTE OR ANY OTHER AGREEMENT WITH BANK SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING SITUS IN THE CITY OF CHICAGO, ILLINOIS, AND BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED IN BANK'S RECORDS IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE. FURTHERMORE, BORROWER WAIVES ALL NOTICES AND DEMANDS IN CONNECTION WITH THE ENFORCEMENT OF BANK'S RIGHTS HEREUNDER.

         (f) The financial accommodations evidenced hereby have been made and this Note has been delivered at Bank's main office. This Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon Borrower and its legal representatives, successors and assigns. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

         (g) Borrower acknowledges and agrees that the lending relationship hereby created with Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that Borrower has not relied and is not relying on any such fiduciary relationship in consummating the loan(s) evidenced by this Note.

         (h) As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction and in particular the word "Borrower" shall be so construed.

         17. Replacement Note. This Revolving Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Revolving Note dated as of May 21, 2004 in the maximum principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), executed by Borrower and made payable to the order of Bank (the "Prior Note"). The indebtedness evidenced by the Prior
Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

         IN WITNESS WHEREOF, Borrower has executed and delivered this Revolving Note as of the day and year first above written.


                                 WMS INDUSTRIES INC., a Delaware corporation


                                 By:   /s/ Scott D. Schweinfurth
                                       -----------------------------------------
                                Name:  Scott D. Schweinfurth
                                Title: Executive Vice President, Chief Financial
                                       Officer and Treasurer








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